                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12



                          WATSON PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit or other underlying value of transaction computed pursuant to
          Exchange Act Rule 0-11:

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     (4)  Proposed maximum aggregate value of transaction:

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          Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                          WATSON PHARMACEUTICALS, INC.
                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 10, 1996

                            ------------------------

To Our Stockholders:

     You are hereby notified that the 1996 Annual Meeting of Stockholders
(the "Meeting") of Watson Pharmaceuticals, Inc. (the "Company") will be held at the Company's offices located at 311 Bonnie Circle, Corona, California at 9:00 a.m. local time, on May 10, 1996, for the following purposes:

          1. To elect two (2) directors to hold office until the 1999 Annual Meeting.

          2. To amend the Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000.

          3. To amend the 1991 Stock Option Plan to increase by 1,000,000 the number of shares authorized for issuance.

          4. To ratify the selection of Price Waterhouse LLP as independent public accountants for the Company for the current fiscal year.

          5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

     You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please date, sign and return the enclosed proxy in the envelope provided.

                                          By Order of the Board of Directors

                                          Michel J. Feldman
                                          Secretary
April 5, 1996

                          WATSON PHARMACEUTICALS, INC.
                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720

                           --------------------------

                                PROXY STATEMENT

                           --------------------------

                                    GENERAL

     This Proxy Statement and the accompanying proxy are furnished to stockholders of Watson Pharmaceuticals, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1996 Annual Meeting of Stockholders (the "Meeting") to be held at 311 Bonnie Circle, Corona, California, at 9:00 a.m. local time, on May 10, 1996, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995 are being mailed to stockholders on or about April 5, 1996.

     Stockholders of record at the close of business on March 15, 1996, are entitled to notice of and to vote at the Meeting. On such date there were outstanding 36,607,903 shares of the Company's common stock, par value $.0033 per share (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

     The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of March 15, 1996.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company. Following the original mailing of the proxies and other soliciting materials, employees of the company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting who will determine whether or not a quorum is present. Neither the Company's Articles of Incorporation, By-Laws nor Nevada corporate statutes addresses the treatment and effect of abstentions and broker non-votes; the election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted FOR the election of all nominees named under the caption "Election of Directors" as set forth therein as directors of the Company, FOR the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 500,000,000, FOR the amendment of the 1991 Stock Option Plan to increase by 1,000,000 the number of shares authorized for issuance and FOR the ratification of the selection of Price Waterhouse as independent public accountants. Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company. A proxy will also be revoked if the stockholder attends the meeting in person and votes. A later dated proxy will revoke a prior dated proxy.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Two directors are to be elected by a plurality of the stockholder votes cast at the Annual Meeting, to serve until the 1999 Annual Meeting and until their successors are elected and qualify. The Class I directors, Michael Fedida and Albert F. Hummel, are nominees for director. The Class II directors, Alec D. Keith, and Ronald R. Taylor, are scheduled to serve as directors until the 1997 Annual Meeting. The Class III directors, Melvin Sharoky, Allen Chao, and Michel
J. Feldman, are scheduled to serve as directors until the 1998 Annual Meeting.

     The Articles of Incorporation provide that three directors will serve in each of the three classes. Currently, there are only two directors in Class I who are nominated for re-election at the Annual Meeting. There are also only two directors in Class II. The Board of Directors is currently reviewing potential nominees for vacancies and expects to fill the remaining Class I and Class II positions during the current year.

     THE ENCLOSED PROXIES CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN TWO, BEING THE NUMBER OF NOMINEES NAMED IN THIS PROXY STATEMENT.

Information about the nominees for director and other directors whose term of office will continue after the Annual Meeting is set forth in the following paragraphs.

NOMINEES FOR TERMS EXPIRING AT THE 1996 ANNUAL MEETING:

MICHAEL FEDIDA                                               Director since 1995

     Michael Fedida, 49, a registered pharmacist, has served for the past five years as an officer and director of several retail pharmacies wholly or partially owned by him. In addition, Mr. Fedida has acted as a consultant, without remuneration, to the Company in regard to certain marketing concepts.

ALBERT F. HUMMEL                                             Director since 1986

     Albert F. Hummel, 51, a director of Watson since March 1986, except for a period from July 1991 to October 1991, is a partner of Affordable Residential Communities, a property management firm. Formerly, he was Chief Financial Officer of Watson from October 1991 to December 1994.

     The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

DIRECTORS WHOSE TERMS EXPIRE IN 1997:

ALEC D. KEITH, PH.D.                                         Director since 1991

     Alec D. Keith, 63, Chairman of the Board of Directors of Watson since October 1991, a director of Watson Laboratories, Inc., a wholly-owned subsidiary of the Company ("Watson Labs"), and a director of Circa Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company ("Circa"), since July 1995. Mr. Keith was a co-founder of Zetachron, Incorporated ("Zetachron"), a subsidiary of Watson from 1991 to 1995, and held senior executive positions at Zetachron from 1983. He is also Adjunct Professor of Biophysics at Pennsylvania State University. From 1978 through 1982 he was Vice President of Research and Development at Key Pharmaceuticals, Inc. Dr. Keith has authored many scientific publications, has edited two books, and holds numerous domestic and foreign pharmaceutical patents. He received a Ph.D. in genetics from the University of Oregon in 1966.

RONALD R. TAYLOR                                             Director since 1994

     Ronald R. Taylor, 48, a director of Watson since November 1994, is a founder and Chairman of Pyxis Corporation, a San Diego-based company engaged in the development and marketing of systems to help hospitals and other healthcare providers efficiently manage drugs and supplies.

DIRECTORS WHOSE TERMS EXPIRE IN 1998:

ALLEN CHAO, PH.D.                                            Director since 1983

     Allen Chao, 50, Chief Executive Officer of Watson since August 1983, and a director of Circa since July, 1995. Dr. Chao was President of Watson from August 1983 until July, 1995. He is a co-founder of Watson and has been a director of the Company and Watson Labs since their inception. He served as Director of Pharmaceutical Technology and Packaging Development at Searle Laboratories, Inc. from September 1979 to August 1983, where he had overall responsibility for new product implementation and new pharmaceutical technology development. He received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973. He currently serves on the Board of Directors of Circa and Somerset Pharmaceuticals, Inc. ("Somerset").

MICHEL J. FELDMAN                                            Director since 1984

     Michel J. Feldman, 53, a director of Watson since 1984 and its Secretary since 1995, has been a partner in the law firm of D'Ancona & Pflaum, Chicago, Illinois, since June 1991 and is counsel to Watson. He was formerly a partner in the law firm of Keck, Mahin & Cate, Chicago, Illinois, from 1983 to 1991. Mr. Feldman received a J.D. from Northwestern University Law School in 1968 and is a Certified Public Accountant.

MELVIN SHAROKY, M.D.                                         Director since 1995

     Melvin Sharoky, 45, has been a director and President of the Company and a director of Watson Labs since July 1995. Dr. Sharoky has been President and Chief Executive Officer of Circa since February 1, 1993. Dr. Sharoky joined Circa in 1988 as Medical Director. In April 1991, he became Circa's Senior Vice President and Director of Research and Development. From August 1992 through January 1993, Dr. Sharoky served as Circa's Executive Vice President and Director of Research and Development. Prior to joining Circa, Dr. Sharoky was Senior Vice President of Contract Development for Pharmakinetics Laboratories, Inc., a drug research and testing organization from 1986 through June 1988. He currently serves on the Boards of Directors of Circa, Somerset and Andrx Corporation and is the President of Somerset.

BOARD AND COMMITTEE MEETINGS

     The Company has an Audit Committee composed of Michel J. Feldman, Albert F. Hummel and Ronald R. Taylor. During the fiscal year ended December 31, 1995, the Audit Committee met twice for the purposes of (i) reviewing the arrangements and scope of the audit; (ii) discussing matters of concern to the Committee with regard to the Company's financial statements or other results of the audit; and
(iii) reviewing the Company's internal accounting procedures and controls and the activities and recommendations of the Company's independent auditors.

     The Company has a Compensation Committee composed of Michael Fedida and Ronald R. Taylor. The Compensation Committee met by telephone twice and by unanimous consent six times during the fiscal year ended December 31, 1995. The function of the Compensation Committee is to review and approve recommendations concerning (i) the compensation of the Chairman of the Board, the Chief Executive Officer and the President of the Company and (ii) the grant of stock options under the Company's 1991 Stock Option Plan.

     The Company does not have a Nominating Committee. Nominations of directors by stockholders must be in writing and delivered to the Secretary of the Company at the principal executive offices of the Company no more than 90 days and no less than 60 days prior to the Annual Meeting and otherwise in accordance with the By-Laws.

     The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 1995, and each director attended at least 75% of all Board and applicable Committee meetings.

DIRECTORS' COMPENSATION

     All Company directors who are not full-time employees of the Company receive a director's fee of $20,000 per year. In addition, directors are also paid $500 for each Committee meeting of less than one-half day, and $1,000 for each Committee meeting of more than one-half day. All directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings. Michel J. Feldman's law firm receives his director's fee.

     The following table sets forth, as of March 15, 1996, the options granted under the 1995 Non-Employee Directors' Plan.

                                                      NUMBER OF SHARES
                                                     UNDERLYING OPTIONS    EXERCISE PRICE    DATE OF
                         NAME                            GRANTED(#)         PER SHARE($)     GRANT(1)
    -----------------------------------------------  ------------------    --------------    --------
    Michael Fedida.................................         5,000              $37,00         7/18/95
    Michel J. Feldman..............................         5,000              $25.50         2/06/95
                                                           15,000              $37.00         7/18/95
    Albert F. Hummel...............................         5,000              $25.50         2/06/95
                                                            5,000              $37.00         7/18/95
    Ronald R. Taylor...............................         5,000              $25.50         2/06/95
                                                           10,000              $37.00         7/18/95

---------------

(1) The options granted on February 6, 1995 reflect the initial shares granted to directors serving as members of the Board at the inception of the 1995 Non-Employee Directors' Plan. The options granted on July 18, 1995 reflect the amount of 5,000 shares times the number of years to which the director was elected.

     There have been no exercises of options granted under the 1995 Non-Employee Directors' Plan as of March 15, 1996. For a complete description of this plan, see "1995 Non-Employee Directors' Plan."

     The Company has also granted stock options to each non-employee director under the 1995 Non-Employee Directors' Plan.

DIRECTOR, OFFICER AND PRINCIPAL STOCKHOLDER SECURITY OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity security, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with except that: Allen Chao filed two Forms 5 late which reported two transactions and Albert F. Hummel filed one Form 5 late which reported one transaction, Alec D. Keith filed one transaction late on an amended Form 4.

           HOLDINGS OF STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of March 15, 1996, the name, address (where required) and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, and the amount of Common Stock beneficially owned by each of the directors and executive officers of the Company, and by all directors and named executive officers of the Company as a group.

                                                            AMOUNT AND NATURE OF         PERCENT
                  NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)       OF CLASS
    -----------------------------------------------------  -----------------------       --------
    Nicholas-Applegate Capital Management................         2,339,153(2)              6.4%
      600 West Broadway
      San Diego, CA 92101
    Allen Chao...........................................         2,030,394(3)(4)           5.5%
      311 Bonnie Circle
      Corona, CA 91720
    Phylis and David C. Hsia.............................         1,113,863(3)(5)           3.0%
    Melvin Sharoky.......................................           525,293(6)              1.4%
    Alec D. Keith........................................           478,000(7)              1.3%
    Albert F. Hummel.....................................           250,507(8)                *
    Michael Fedida.......................................            21,500(9)                *
    Michel J. Feldman....................................            16,500(10)               *
    Ronald R. Taylor.....................................             5,000(11)               *
    All current directors and executive officers of the
      Company (8 persons)................................         4,441,057                12.1%

---------------
  *  Represents less than 1%

 (1) Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes the persons named in this table have sole voting and investment power with respect to all shares of Watson Common Stock reflected in this table.

 (2) Based upon a Form 13G Report filed with the Securities and Exchange Commission on February 10, 1996.

 (3) Allen Chao and Phylis Hsia are siblings. David C. Hsia is married to Phylis Hsia.

 (4) Includes 423,794 shares of Watson Common Stock subject to outstanding options, 805,113 shares of Watson Common Stock held by Allen Chao Interests, Ltd., a partnership in which Dr. Chao is a controlling partner, 490,323 shares of Watson Common Stock held by MAL Investment Company, a corporation of which Dr. Chao is a controlling stockholder, and 311,164 shares of Watson Common Stock held by the Allen Chao and Lee Hwa Chao Family Trust.

 (5) Includes 649,141 shares of Watson Common Stock held by Phylis Hsia, 240,794 shares of Watson Common Stock held by David C. Hsia, 121,428 shares of Watson Common Stock held by Mrs. Hsia as custodian for the children of Dr. and Mrs. Hsia, 82,500 shares of Watson Common Stock subject to outstanding options held by Dr. Hsia and 20,000 shares of Watson Common Stock held by David and Phylis Hsia Charitable Remainder Trust. Excludes 87,750 shares of Watson Common Stock held in irrevocable trusts for the benefit of Dr. and Mrs. Hsia's children over which Dr. and Mrs. Hsia have no voting or investment power.

 (6) Includes 426,534 shares of Watson Common Stock held by Dr. Sharoky of which 172,000 shares are subject to forfeiture under certain circumstances pursuant to the terms of Dr. Sharoky's employment agreement, 86,000 shares of Watson Common Stock subject to outstanding options, 12,348 shares of Watson Common Stock held by Dr. Sharoky as custodian for his three children, and 411 shares of Watson Common Stock held by Dr. Sharoky as custodian for his niece.

 (7) All shares of Watson Common Stock are held by Dr. Keith. Mr. Hummel has an option to purchase 132,000 shares of Watson Common Stock from Dr. Keith.

 (8) Includes 40,291 shares of Watson Common Stock subject to outstanding options, and options to purchase 132,000 and 66,000 shares of Watson Common Stock from Dr. Keith and Dr. Wallace C. Snipes (a former officer of Watson), respectively.

 (9) Includes 21,500 shares of Watson Common Stock subject to outstanding options.

(10) Includes 9,000 shares of Watson Common Stock subject to outstanding options, 1,500 shares of Watson Common Stock owned by Ercelle Feldman, the wife of Michel J. Feldman, for which Mr. Feldman disclaims beneficial ownership, and an aggregate of 6,000 shares of Watson Common Stock owned by Mr. Feldman as trustee for two of his sons, for which he disclaims beneficial ownership.

(11) Shares of Watson Common Stock subject to outstanding options.

      PROPOSAL NO. 2 -- TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Company's Articles of Incorporation (the "Articles") currently authorize 100,000,000 shares of Common Stock. The Board of Directors believes it to be advisable to increase the number of authorized shares of Common Stock to 500,000,000 in order to provide future flexibility. As of March 15, 1996, the Company had 36,607,903 shares of Common Stock outstanding and 2,197,660 shares reserved for issuance under the Company's option plans. A balance of 61,194,437 shares were available for all other corporate purposes. If the amendment is approved, there will be 461,194,437 shares available for such purposes. The additional authorized shares of Common Stock would be capable of being issued for any proper corporate purpose by the Board of Directors at any time without stockholder approval unless otherwise required under applicable law or by the provisions of any listing agreement to which the Company may become a party. The Company has no present agreements or commitments to issue any additional shares. The Board of Directors believes it is desirable to give the Company this flexibility in considering such matters as stock dividends, raising additional capital, acquisitions and other corporate purposes.

     Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock or securities convertible into Common Stock may be issued on other than a pro rata basis to current stockholders, the present ownership portion of current stockholders may be diluted. Depending upon the circumstances in which additional shares of Common Stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest or the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management. Management is not aware of any possible takeover attempts at this time.

     The proposed amendment would amend Article V of the Articles to read in its entirety as follows:

                                   "ARTICLE V

     The Corporation is authorized to issue a total of Five Hundred and Two Million Five Hundred Thousand (502,500,000) shares of stock, Five Hundred Million (500,000,000) shares of which shall be classified as common stock, $0.0033 par value per share, and Two Million Five Hundred Thousand (2,500,000) shares of which shall be classified as preferred stock, no par value per share. The holders of both classes of stock shall not be entitled to exercise cumulative voting or preemptive rights.

     The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation in respect of the shares of the preferred stock shall be as stated in the resolution or resolutions providing for the issuance of such preferred stock adopted or to be adopted by the Board of Directors of the Corporation pursuant to the authority hereby expressly vested in the Board of Directors of the Corporation by these Articles of Incorporation."

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the meeting is required for approval of the amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 500,000,000 SHARES.

             PROPOSAL NO. 3 -- TO AMEND THE 1991 STOCK OPTION PLAN

     The Board of Directors recommends that the stockholders approve a proposal to amend the 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares that can be issued under the 1991 Plan. Currently, an aggregate of 3,700,000 shares of Common Stock are authorized for issuance pursuant to the 1991 Plan. The proposed amendment would increase the number of shares authorized for issuance to an aggregate of 4,700,000 shares. For a fuller description of the 1991 Plan, see "Description of Stock Option Plans."

REASONS FOR THE AMENDMENT

     The Board of Directors believes the 1991 Plan has been a effective tool in attracting and retaining new executive talent, and in more closely aligning the interests of new executives with the interests of the Corporation's stockholders. Since its adoption, a total of 2,979,034 shares have been granted under the 1991 Plan and the Board of Directors believes that an increase in the aggregate number of authorized shares is necessary to allow the continued viability of the 1991 Plan.

TEXT OF THE PROPOSED AMENDMENT

     The proposed amendment would amend Section 2 of the 1991 Plan to read in its entirety as follows:

     "The aggregate number of shares which may be issued under options is 4,700,000 shares of the Company's common stock subject to the adjustments hereinafter provided. Such number of shares shall be reserved by the Company for options granted under this Plan. The shares which may be issued or delivered under the Plan may be either authorized but unissued shares or treasury shares or partly each. Shares of stock subject to the unexercised portions of any options granted under this Plan which expire or terminate or are canceled may again be subject to options under this Plan. However, if stock appreciation rights are granted with respect to any options under the Plan, the total number of shares of stock for which further options may be granted under this Plan shall be irrevocably reduced not only when there is an exercise of an option granted under this Plan, but also when such option is surrendered upon an exercise of a stock appreciation right granted under this Plan, in either case by the number of shares covered by the portion of such option which is exercised or surrendered."

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding shares of the Corporation's Common Stock present or represented and entitled to vote at the meeting is required for approval of the amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE CORPORATION'S 1991 STOCK OPTION PLAN.

                 PROPOSAL NO 4. -- RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Price Waterhouse LLP has audited the books and records of the Company since its inception and the Board of Directors desires to continue the services of this firm. Accordingly, the Board of Directors will recommend at the Meeting that the stockholders ratify the selection of the firm of Price Waterhouse LLP to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued to the Company's Chief Executive Officer and each of the Company's executive officers other than the Chief Executive Officer who served during 1995.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                     COMPENSATION AWARDS
                                          ANNUAL COMPENSATION     --------------------------
                                          --------------------                   SECURITIES      ALL OTHER
       NAME AND PRINCIPAL                               BONUS     RESTRICTED     UNDERLYING     COMPENSATION
          POSITION(1)             YEAR    SALARY($)    ($)(3)     STOCK($)(6)    OPTIONS(#)        ($)(4)
--------------------------------  ----    ---------    -------    -----------    -----------    ------------
Allen Chao, Ph.D.(5)............  1995     300,000     150,000                     100,000          2,074
Chief Executive Officer           1994     260,608     137,500                      50,000          4,529
                                  1993     195,268     125,000                      50,000         16,851
Melvin Sharoky, M.D.(2)(5)......  1995     300,000     150,000                     386,000          6,494
President                         1994     300,000     125,000                                      3,722
                                  1993     292,345      50,000      2,250,000                       3,722
Alec D. Keith, Ph.D.............  1995     175,000      25,000                      75,000          4,620
Chairman of the Board             1994     160,866      52,800                      35,000          4,616
                                  1993     138,286      53,333                      50,000          1,246
David C. Hsia, Ph.D.............  1995     151,730      25,408                     100,000          4,373
Senior Vice President,            1994     126,218      19,566                                      3,741
Scientific Affairs                1993     118,501      18,750                                      8,880

---------------
(1) Drs. Chao, Sharoky, Keith and Hsia have entered into employment agreements with the Company. Please refer to "Employment Agreements" below for details.

(2) Dr. Sharoky became an officer of the Company effective July 17, 1995. Compensation reflects amounts earned throughout fiscal 1995 and prior years while at Circa. Dr. Sharoky's compensation is disclosed for the periods prior to the merger because the Company's financial statements have been restated as a result of the merger. The financial statements reflect all compensation paid by the Company to Dr. Sharoky for the three years ended December 31, 1995.

(3) Pursuant to bonus formulas established by the Company's Compensation Committee, Drs. Chao and Keith received the maximum annual bonus in 1995, 1994 and 1993 as based upon net after-tax earnings of the Company. Dr. Sharoky received a bonus for 1995, as determined by the Company's Compensation Committee and bonuses for 1994 and 1993 as determined by Circa's Compensation Committee. Bonuses paid to Dr. Hsia in 1995, 1994 and 1993 were based on the satisfaction of certain objective criteria set by the Company's Chief Executive Officer and President.

(4) Amounts in 1995 and 1994 represent the Company's 401(k) contributions on behalf of the named officers, above. In 1993, the Company's 401(k) contribution of $3,148, $1,246 and $1,903 were made to

    Drs. Chao, Keith and Hsia, respectively. The 1993 amount also includes accrued vacation benefits of $13,703 and $6,977 to Drs. Chao and Hsia. Amounts in 1995, 1994 and 1993 for Dr. Sharoky represent insurance premiums paid by the Company on a life insurance policy in which Dr. Sharoky's wife is the named beneficiary.

(5) Drs. Chao and Sharoky serve on the Board of Directors of Somerset a joint venture which is 50% owned by the Company. Dr. Chao was elected to the Somerset Board of Directors in 1995 and received a director fee of $12,000 in 1995. Dr. Sharoky has served on the Somerset Board of Directors since 1993 and received director fees of $12,000 in each of 1993, 1994 and 1995. These fees were not paid by the Company and are not included in the Summary Compensation Table above.

(6) Amount represents an original grant of 258,000 restricted shares of Common Stock of the Company. Such shares are subject to forfeiture in decreasing annual increments if Dr. Sharoky voluntarily terminates his employment, or if his employment is terminated for cause, prior to January 31, 1997. At March 15, 1996, forfeiture restrictions remain on 172,000 shares. The share forfeiture clause shall be terminated under certain stated conditions. These shares are not restricted for purposes of receiving dividends.

EMPLOYMENT AGREEMENTS

     Effective May 29, 1995, the Company entered into employment agreements with each of Drs. Allen Chao, Alec D. Keith and David C. Hsia (the "Senior Executives"), which will terminate on May 31, 2000. These agreements provide that, among other things, (i) Drs. Chao, Keith, and Hsia will receive minimum annual salaries of $400,000, $175,000 and $165,000 per year, respectively; (ii) the Company cannot terminate the Senior Executives' employment except by reason of death, disability or for cause; (iii) in the event of termination on account of retirement or disability, the Company will continue the Senior Executives' major medical coverage; and (iv) in the event of termination without cause or for good reason (as described in the employment agreements) subsequent to a change in control, the Senior Executives are entitled to receive, among other things, certain severance benefits, including an amount equal to 2.99 times their base salary and incentive compensation. In addition, Dr. Chao will be entitled to receive options to purchase 150,000 shares of the Company's Common Stock under the 1991 Plan, 100,000 of which are to be granted in 1996, and 50,000 in 1997. Drs. Keith and Hsia will each be entitled to receive options to purchase 75,000 and 100,000 shares, respectively of the Company's Common Stock under the 1991 Plan. Such options to be granted to Drs. Chao, Keith and Hsia will vest over a five year period following each grant date.

     Effective July 17, 1995, the Company assumed an employment agreement between Circa and Dr. Melvin Sharoky. Pursuant to the terms of this employment agreement, among other things: (i) the agreement will terminate on January 31, 1997; (ii) Dr. Sharoky will receive a minimum annual salary of $350,000; (iii) Dr. Sharoky received restricted Company Common Stock during 1991 and 1993 in the amount of 602,000 shares; and (iv) Dr. Sharoky is entitled to certain severance benefits including a payment of 2.99 times the sum of his base compensation and incentive compensation. The restricted Company Common Stock will vest in equal installments in April 1996 and January 1997. In addition to the restricted stock granted under the employment agreement, Dr. Sharoky received 300,000 options to purchase shares of the Company's Common Stock. These options will vest in equal installments in July 1996, 1997 and 1998.

OPTIONS

     The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 1995, to each named executive officer of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                      % OF TOTAL                                       ANNUAL RATES OF
                       NUMBER OF       OPTIONS                                           STOCK PRICE
                         SHARES       GRANTED TO                                      APPRECIATION FOR
                       UNDERLYING     EMPLOYEES     EXERCISE OR                        OPTION TERM(1)
                        OPTIONS       IN FISCAL      BASE PRICE     EXPIRATION    -------------------------
        NAME           GRANTED(#)        YEAR       $ PER SHARE        DATE         5%($)         10%($)
--------------------  ------------    ----------    ------------    ----------    ----------    -----------
Allen Chao..........      35,000          2.33%        $28.00(2)      1/03/05     $  488,041    $ 1,357,610
                          15,000          1.00%        $33.00(2)      1/03/05     $  134,161    $   506,833
                          50,000          3.33%        $37.25(3)      7/17/05     $1,171,316    $ 2,968,345
Melvin Sharoky......      86,000          5.73%        $18.75(4)      1/30/05     $1,924,645    $ 4,019,812
                           7,800          0.52%        $37.25(3)      7/17/05     $  182,725    $   463,062
                         292,200         19.48%        $37.25(3)      7/17/05     $6,845,172    $17,347,010
Alec D. Keith.......       7,800          0.52%        $37.25(3)      7/17/05     $  182,725    $   463,062
                          67,200          4.48%        $37.25(3)      7/17/05     $1,574,249    $ 3,989,456
David C. Hsia.......      11,400          0.76%        $37.25(3)      7/17/05     $  267,060    $   676,783
                          88,600          5.91%        $37.25(3)      7/17/05     $2,075,572    $ 5,259,908

---------------
(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by Securities and Exchange Commission rules and are not intended as a forecast of possible future appreciation in stock prices.

(2) These non-qualified options are immediately exercisable upon the date of grant. The exercise prices of $28.00 and $33.00 were 8.7% and 28.2%, respectively, above the fair market value of the Company's Common Stock as of January 3, 1995 grant date. The higher exercise prices were established as an incentive to encourage stock growth, as determined by the Company's Compensation Committee.

(3) These options were granted on July 17, 1995 pursuant to the merger and are exercisable at a rate of 20% per year over a five-year period following the date of grant for Drs. Chao, Keith and Hsia and exercisable at a rate of 33% per year over a three-year period following the date of grant for Dr. Sharoky.

(4) These options were granted January 30, 1995 by Circa.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to each named executive officer concerning the exercise of options during the fiscal year ended December 31, 1995, as well as any unexercised options held as of the end of such fiscal year.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING           VALUE OF UNEXERCISED
                                                                UNEXERCISED              IN-THE-MONEY
                               SHARES                      OPTIONS AT FY-END(#)      OPTIONS AT FY-END($)
                            ACQUIRED ON        VALUE           EXERCISABLE/              EXERCISABLE/
           NAME             EXERCISE(#)     REALIZED($)        UNEXERCISABLE            UNEXERCISABLE
--------------------------  ------------    -----------    ---------------------    ----------------------
Allen Chao................                                    417,794/145,999       $15,471,808/$4,760,971
Melvin Sharoky............                                     86,000/300,000        $2,601,500/$3,525,000
Alec D. Keith.............     130,000      $ 3,401,122             0/105,000                $0/$2,081,250
David C. Hsia.............                                     78,000/127,000        $3,417,600/$2,329,400

                       DESCRIPTION OF STOCK OPTION PLANS

1985 STOCK OPTION PLAN

     In 1985, the Company's Board of Directors adopted a stock incentive plan (the "1985 Plan"). Under terms of the 1985 Plan, the exercise price of the options granted must be at least equal to the fair market value of the shares underlying the option, as determined by the Board of Directors at the date of grant. Each option granted is exercisable on a cumulative basis in five equal annual installments commencing one year from the date of the grant. The Company has reserved 558,967 shares of Common Stock for issuance under the 1985 Plan.

     At March 15, 1996, Watson had outstanding qualified stock options under the 1985 Plan for an aggregate of 305,967 shares of Watson Common Stock at an average exercise price of $3.99 per share. On March 15, 1996, the fair market value of Watson Common Stock was $38.00 per share, the last reported sale price quoted on the NASDAQ/NMS. All options granted under the 1985 Plan will expire by September 10, 1997, unless exercised prior to that date. The 1985 Plan terminated in August 1995.

1991 STOCK OPTION PLAN

     The 1991 Plan limits the number of option shares granted in a fiscal year to each executive officer whose compensation is required to be reported in the annual proxy statement (an "Executive Officer") to not exceed 300,000 shares, as amended, for the first fiscal year during which he or she becomes an Executive Officer and to not exceed 100,000 shares, as amended, for any subsequent fiscal year during which he or she serves as an Executive Officer. The 1991 Plan permits the grant of incentive stock options ("ISO"s) and non-qualified stock options and will terminate in October 2001. Officers, employees, non-employee directors and advisors are eligible to participate under the 1991 Plan. On February 26, 1996, subject to the approval of the stockholders of Watson, the Board of Directors of Watson approved the proposed amendment to the 1991 Plan described in "Proposal No. 3 to Amend the 1991 Stock Option Plan."

     The 1991 Plan is administered by the Compensation Committee of the Board of Directors which has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether such option is an incentive stock option or a non-qualified stock option, to establish vesting schedules, to determine the type of consideration to be paid upon exercise and to specify other terms of the options. The maximum term of options granted under the 1991 Plan is ten years.

     The exercise price of all options must equal at least the fair market value of the Company's Common Stock on the date of grant. The exercise price of incentive options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant. Shares covered by currently outstanding options under the 1991 Plan typically are exercisable at a rate of 20% per year over a five-year period following the date of grant. In the event of a change of control of the Company, as defined in the 1991 Plan, all outstanding options will become immediately exercisable and the 1991 Plan will terminate unless the 1991 Plan and outstanding options are assumed or replaced by the successor corporation.

     At March 15, 1996, the Company had outstanding qualified stock options under the 1991 Plan for an aggregate of 1,841,693 shares of Watson Common Stock at an average exercise price of $29.20 per share.

1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In February 1995, the Company's Board of Directors adopted a 1995 Non-Employee Director's Stock Option Plan (the "1995 Directors' Plan") which was approved by the stockholders in July 1995. Under the terms of the 1995 Directors' Plan, the Company issued 5,000 option shares to each non-employee director on the effective date of the plan in February 1995 and will issue to each re-elected non-employee director 5,000 option shares of the Company's Common Stock multiplied by the number of years for which such non-employee director is elected to serve as a member of the Board. The stock options will be granted at fair market value of the Common Stock on the next business day following each annual meeting of the Company's stockholders. The options granted initially were exercisable six months from effective date of the merger. The options granted after the initial grant are exercisable at a rate of 5,000 shares on each anniversary of the option grant date during the non-employee directors' term of office. The Company has reserved 500,000 shares of Common Stock for issuance under the 1995 Directors' Plan.

     The 1995 Directors' Plan will remain in effect until February 5, 2005, unless sooner terminated by the Board of Directors.

     At March 15, 1996, Watson had outstanding qualified stock options under the 1995 Directors' Plan for an aggregate of 50,000 shares of Watson Common Stock at an average exercise price of $33.55 per share.

CIRCA PLANS ASSUMED IN THE MERGER

     In July 1995, in conjunction with the merger with Circa, the Company assumed certain options granted to Circa employees and directors prior to the merger (the "Circa Options"). The Circa Options were issued under several different plans and have been adjusted by the merger exchange ratio under the terms of the merger agreement. The Circa Options generally become exercisable over a three-year period and generally expire ten years from the date of grant. No additional options will be granted under any of the Circa option plans.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The following general rules are applicable for federal income tax purposes under existing law to persons who receive and exercise incentive stock options ("ISO" or "ISOs") granted under the 1985 Plan, or the 1991 Plan (collectively, the "Stock Option Plans"):

          1. Generally, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of the ISO.

          2. No tax deduction is allowed to the Company upon either grant or exercise of an ISO under the Stock Option Plans.

          3. If shares acquired upon exercise of an ISO are not disposed of (i) within two years following the date the option was granted and (ii) within one year following the date the shares are transferred to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

          4. If shares acquired upon exercise of an ISO are disposed of before the expiration of either of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

          5. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company will generally be entitled to a corresponding deduction for income tax purposes.

          6. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will generally be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of the shares disposed of.

          7. The bargain element at the time of exercise of an ISO, i.e., the amount by which the fair market value of the Company Common Stock acquired upon exercise of the ISO exceeds the exercise price, may be taxable to the optionee under the "alternative minimum tax" provisions of the Code.

     Non-Qualified Stock Options. The following general rules are applicable to holders of NSOs and to the Company for Federal income tax purposes under existing law under the Stock Option Plans, including the 1995 Directors' Plan:

          1. The optionee generally does not realize any taxable income upon the grant of a NSO, and the Company is not allowed a business expense deduction by reason of such grant.

          2. The optionee will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold tax on this amount.

          3. When the optionee sells the shares, he or she will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount subject to tax as compensation income). If the optionee holds the shares for longer than one year, this gain or loss will be a long-term capital gain or loss.

          4. In general, the Company will be entitled to a tax deduction when compensation is recognized by the optionee.

     The foregoing described tax consequences are based on current laws, regulations and interpretations thereof, all of which are subject to change. In addition, the foregoing discussion is limited to Federal income taxes and does not attempt to described state and local tax effects which may accrue to participants or the Company.

     The following table sets forth the number of stock options granted under the 1991 Plan described above as of March 15, 1996 (net of cancelled and expired options) subject to shareholder approval for plan modification as described in "Proposal No. 3 to Amend the 1991 Stock Option Plan":

                                                              DOLLAR VALUE    NUMBER OF SHARES
                                                               OF OPTIONS    UNDERLYING OPTIONS
                       NAME AND POSITION                       GRANTED($)        GRANTED(#)
    --------------------------------------------------------  ------------   ------------------
    Allen Chao, Chief Executive Officer.....................  $  6,287,340          275,000
    Melvin Sharoky, President...............................  $ 11,175,000          300,000
    Alec D. Keith, Chairman of the Board....................  $  5,677,000          235,000
    David C. Hsia, Senior Vice President, Scientific
      Affairs...............................................  $  3,995,000          130,000
    Executive Group.........................................  $ 27,134,340          940,000
    Non-Executive Director Group............................  $  1,655,377          175,268
    Non-Executive Employee Group............................  $ 32,188,670        1,413,728

ADDITIONAL OPTIONS

     In 1991, the Company issued 330,125 non-statutory options at an exercise price of $3.67 per share. Through December 31, 1995, 103,299 of these options were exercised. The remaining 226,826 options are exercisable in 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under those Acts.

     The Compensation Committee of the Board of Directors is responsible for determining the compensation arrangements for the senior executive officers of the Company: Drs. Allen Chao, Melvin Sharoky and Alec D. Keith. Compensation for Dr. Hsia is determined as per his employment agreement and is based on the satisfaction of certain objective criteria set by the Company's Chief Executive Officer and President. The Compensation Committee also administers the 1985 Stock Plan, the 1991 Stock Plan, and the 1995 Directors' Plan.

     Prior to July 17, 1995, Drs. Wan-lin Kiang and Henry R. Besch, Jr. comprised the Compensation Committee. Because Drs. Kiang and Besch were not re-elected to the Company's Board of Directors at the 1995 Annual Meeting, the undersigned, as newly elected directors, were appointed to serve on the Committee on and after that date. This Report encompasses the Company's entire fiscal year, notwithstanding the current members' midyear appointment.

COMPENSATION PHILOSOPHY

     The Company does business in a highly competitive and dynamic industry. The Company's continued success in such an environment depends, in large part, on its ability to attract and retain talented senior executives. The Company must also provide these executives with short-term and long-term incentives to maximize corporate performance, and to reward successful efforts to do so. As a result, the Committee's compensation arrangements are designed to:

          1. Provide a competitive level of compensation to attract and retain talented management.

          2. Reward management for corporate performance by linking a substantial portion of total compensation to the achievement of measurable performance objectives; and

          3. Align the interests of management with the stockholders in order to maximize stockholder value.

     The Committee's goal is to provide a competitive compensation package based on a review of publicly available information about the compensation paid to similarly situated executives of selected pharmaceutical companies (the "Peer Group"). The Committee believes that a substantial portion of compensation should be tied to the attainment of short-term and long-term objectives.

     To achieve these compensation objectives, the Committee has developed compensation packages consisting of base salary, a contingent bonus arrangement tied to after-tax earnings or other goals, and awards of stock options.

BASE COMPENSATION

     In 1995, the Committee conducted a review of the executive compensation of members of the Peer Group. The review did not include all such companies because the most recent data for some of the companies was not available at the time the review was conducted. The Committee found that the compensation of the Company's senior executives was substantially below the average and the median compensation levels of the group reviewed. However, the Committee did not rely exclusively on statistical compilations. Certain members of the group reviewed were considered to be very similar to the Company in terms of market capitalization, length of time as a publicly held company, number of employees, and overall prospects for short- and long-term growth. These group members' cash compensation levels were greater than the Company's previous levels, and, consequently, their reported compensation was given substantially more weight in setting base compensation.

     Based on its compensation review and the Committee's compensation philosophy, the Committee determined that Dr. Chao's base compensation, which increased to $300,000 as of January 1, 1995, should be further increased to $400,000, beginning on January 1, 1996. This amount brings Dr. Chao's compensation up to the level of the other chief executive officers within the Peer Group.

     In addition, the Committee also considered the base compensation of Drs. Sharoky and Keith. It was determined that Dr. Sharoky's base compensation should be increased to $350,000, and Dr. Keith's base salary should be $175,000, effective as of January 1, 1996.

BONUS

     The analysis discussed above was also used to assist the Committee in setting short-term incentive compensation. The Committee determined that for 1995, the combination of base compensation and bonus, if earned, should place the senior executives near the median total cash compensation of the group reviewed.

     The Committee believed that Dr. Chao's 1995 bonus should be tied to the Company's earnings projections for 1995. Consequently, prior to 1995, the Company developed earnings projections that were substantially above the earnings for the previous year. The projections were then revised upward at the beginning of the fiscal year. The Committee determined that if actual earnings did not meet the first projection, no bonus should be payable. However, if after-tax earnings equalled or exceeded the second projection, a full bonus should be payable. If earnings fell between the projected earnings targets, a pro-rata bonus would be payable.

     During 1995, it became apparent to the Committee that the higher projections would not be met for 1995 solely by reason of a certain one-time charge relating to the Company's merger with Circa. The Committee decided that whether or not 1995 bonus targets were met should be determined without regard to those one-time items. Accordingly, the Company's earnings for 1995 were calculated notwithstanding the one-time items. The revised 1995 earnings generously exceeded the projected targets, and a full bonus of $150,000 was paid to Dr. Chao.

     The Committee determined that Dr. Sharoky and Dr. Keith should receive 1995 bonuses of $150,000 and $25,000, respectively. For 1996, the Committee decided that a bonus formula should be used in determining the bonuses for Drs. Chao and Sharoky. Further, the Committee decided to adopt a formula that would produce substantially higher bonuses should 1996 earnings be substantially better than expected. The result is that Drs. Chao and Sharoky will each receive a bonus of $150,000 if the most conservative earnings projection is met, and up to a $400,000 bonus if the most aggressive earnings projections are exceeded. In between, a pro-rata bonus will be paid.

     The Committee also determined that Dr. Keith's 1996 bonus should be based on the satisfaction of certain objective criteria set by the Company's Chief Executive Officer and President.

STOCK OPTIONS

     The Committee believes that stock options provide a valuable tool for aligning the interests of management with stockholders and focusing management's attention on the long-term growth of the Company. The Committee expects to continue granting options.

     On July 17, 1995, the Committee granted 300,000 option shares to Dr. Sharoky. This grant was made in order to give Dr. Sharoky a significant interest in maximizing the Company's stock price. At the same time, grants to many employees and officers of the Company were made, including the grant of 75,000 option shares to Dr. Keith. The Committee also authorized the issuance of 200,000 option shares to Dr. Chao. In this authorization, 50,000 option shares were granted in 1995, 100,000 option shares will be granted in 1996 and 50,000 option shares will be granted in 1997.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Internal Revenue Code provides a $1,000,000 deduction limit on compensation paid to the reporting executives of publicly held corporations. An exception to the limit applies to certain types of performance-based awards, which may include stock options. The Company amended the 1991 Stock Option Plan to comply with the performance-based compensation requirements.

     The Committee's policy is to qualify bonus and option grants for the performance-based compensation exception to the $1,000,000 deduction limitation whenever possible.

CONCLUSION

     The Committee will continue to establish base compensation at levels that are competitive with selected members of the Peer Group. The Committee intends for performance compensation to constitute a substantial portion of overall compensation, and for compensation to be linked to the achievement of the Company's short- and long-term goals as established by the Company. The Committee intends to create incentives at the levels necessary to maintain above-average performance within the Company's industry.

                                          COMPENSATION COMMITTEE

                                          Michael Fedida
                                          Ronald R. Taylor

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on February 17, 1993 through December 31, 1995, with the cumulative total return on the NASDAQ Composite Index (Total Return) and a group consisting of certain pharmaceutical corporations (the "Pharmaceutical Group") over the same period.

     The graph below assumes the investment of $100 in the Company's Common Stock and in each of the other indexes on February 17, 1993, and reinvestment of all dividends.

 COMPARISON OF FIVE* YEAR CUMULATIVE TOTAL RETURN AMONG WATSON PHARMACEUTICALS,
        INC., THE NASDAQ COMPOSITE INDEX AND THE PHARMACEUTICAL GROUP

                                    WATSON          NASDAQ
                                 PHARMACEUTI-      COMPOSITE
      MEASUREMENT PERIOD          CALS, INC.     INDEX (TOTAL    PHARMACEUTI-
    (FISCAL YEAR COVERED)        COMMON STOCK       RETURN)       CAL GROUP
    ---------------------        ------------    ------------    ------------
02/17/93                            100.00          100.00          100.00
12/31/93                            210.42          117.80          123.20
12/30/94                            218.75          114.03           98.41
12/29/95                            408.33          159.61          121.58

---------------
* Prior to February 17, 1993, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period from that date through December 29, 1995.

     The Pharmaceutical Group, with the initial investment allocated equally among each member, consists of Alza Corporation; A.L. Pharma, Inc.; Barr Laboratories, Inc.; Biocraft Laboratories, Inc.; Copley Pharmaceuticals, Inc.; Cygnus Therapeutic Systems, Inc.; Elan Corporation, p.1.c.; Forest Laboratories, Inc.; Halsey Drug Co. Inc.; Ivax Corp.; K-V Pharmaceutical Company; Marsam Pharmaceuticals Inc.; Mylan Laboratories Inc.; Noven Pharmaceuticals Inc.; Pharmaceutical Resources, Inc.; Purepac Inc.; Royce Laboratories Inc.; Taro Pharmaceuticals Industries Ltd.; Teva Pharmaceutical Industries Ltd.; and Zenith Laboratories, Inc. Marsam Pharmaceuticals, Inc. and Zenith Laboratories, Inc. were merged into separate, unrelated entities during 1995 and their shares no longer trade publicly. In these two instances, the merged companies final closing prices were used for purposes of calculating the Pharmaceutical Group index.

                              CERTAIN TRANSACTIONS

     In 1985, the Company entered into leases for a manufacturing facility and leasehold improvements with a family trust in which the Chief Executive Officer and certain family members are beneficiaries for an original term of ten years, commencing January 1, 1986. The agreement for the leasehold improvements has expired and the obligation was paid in full at December 31, 1995. The lease for the manufacturing facility was extended through December 31, 2000, requires monthly payments of approximately $25,000, and includes a 5% per year escalation factor.

     The Company's research and development facility in Pennsylvania is leased from a partnership in which the Chairman of the Board is a partner. The fifteen year lease was entered into on March 1, 1984. Lease payments of approximately $130,000 were made to the partnership in each of the three years ended December 31, 1995. The Company has the option, at any time during the lease period, to purchase the building from the partnership for the partnership's cost ($1.2 million) plus the cost of any partnership improvements to the building. The Company guarantees the partnership's mortgage on the building.

              STOCKHOLDERS' PROPOSALS FOR THE 1997 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be made in accord with the Company's By-Laws, and must be received by the Secretary of the Company at the Company's principal executive offices for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting no later than December 6, 1996.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented to the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

                                          By order of the Board of Directors

                                          Michel J. Feldman
                                          Secretary

April 5, 1996

                         WATSON PHARMACEUTICALS, INC.
                              311 BONNIE CIRCLE
                           CORONA, CALIFORNIA 91720
            PROXY -- SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS -- MAY 10, 1996

        The undersigned hereby appoints Allen Chao, Ph.D., Melvin Sharoky M.D., Alec D. Keith, Ph.D. and Michel Feldman, or any of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Stockholders of WATSON PHARMACEUTICALS, INC. to be held on May 10, 1996, and any adjournments or postponements thereof, with respect to the following.

A majority of the proxies or substitutes present at the meeting, or if only one person shall be present then that one, may exercise all powers granted hereby.

                      (PLEASE SIGN ON THE REVERSE SIDE)

    PLEASE MARK YOU
[X] VOTES AS IN THIS
    EXAMPLE.

1.  Election of Directors:

              VOTE FOR
        both nominees (except
         as indicated to the           VOTE WITHHELD
           contrary below)          from both nominees
                [ ]                         [ ]

    NOMINEES:  Michael Fedida
               Albert F. Hummel

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the following space:


--------------------------------------------------------------------------------

2. Proposal to amend the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 100,000,000 to 500,000,000.

                FOR               AGAINST               ABSTAIN
                [ ]                 [ ]                   [ ]

3. Approval of an amendment to the 1991 Stock Option Plan of the Company to increase by 1,000,000 the number of shares authorized for issuance.

                FOR               AGAINST               ABSTAIN
                [ ]                 [ ]                   [ ]

4. Approval of the selection of independent Accountants for the 1996 fiscal year.

                FOR               AGAINST               ABSTAIN
                [ ]                 [ ]                   [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. THE COMPANY'S DIRECTORS RECOMMEND A VOTE FOR ALL PROPOSALS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND WILL BE VOTED FOR APPROVAL OF ALL PROPOSALS. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED.

Signature or Signatures                                 Date
                        ------------------------------       -------------------

NOTE: Please date and sign above exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.